Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports 9% Increase in First Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – May 7, 2009 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported first quarter net earnings of $662 thousand, or $0.29 per diluted common share, up $55 thousand, or 9.06%, when compared with net earnings of $607 thousand, or $0.32 per diluted common share, in the first quarter of 2008. The increase in net earnings was primarily due to higher net interest income before provision for loan losses which was partially offset by increases in the provision for loan losses and non-interest expense.

Chief Executive Officer, Paul C. Hudson stated, “Company profitability continues to benefit from strong core earnings derived from increasing loan volumes and a widening net interest margin. Nevertheless, the economic downturn that began with subprime loans is now affecting prime loans. For the first quarter, we increased the Bank’s provision for loan losses by $358 thousand when compared to the same period in 2008.” He went on to explain, “Many economists are predicting continued deterioration of the real estate market and increasing unemployment well into 2010. Thus, we are focused on implementing a proactive approach to resolving problem loans, setting aside reserves, and monitoring delinquencies, as well as taking additional precautions with respect to underwriting new loans. But we also believe that 2009 affords unique business opportunities for community based banks. This is particularly true for Broadway, given our well capitalized status, good asset quality and strong core earnings, which positions the Bank to gain profitable market share.”

First Quarter Highlights:

•

Net interest income before provision for loan losses of $4.1 million in the first quarter of 2009 was up $779 thousand, or 23.33%, from the first quarter of 2008, primarily reflecting a higher level of average interest-earning assets and an improved net interest margin.

•	Deposits totaled $323.8 million at March 31, 2009, up $33.9 million, or 11.70%, from year-end 2008.

•

Loan originations were $39.4 million for the first quarter of 2009, compared with loan originations of $37.8 million for the first quarter of 2008. We do not originate or purchase sub-prime loans and we have no sub-prime loans represented in our loan or investment portfolios.

•

The provision for loan losses increased to $516 thousand for first quarter 2009, compared to $158 thousand for first quarter 2008 due to funding the allowance for loan losses for the growth of the loan portfolio and an increase in non-performing loans.

•	Nonperforming assets at March 31, 2009 increased to 1.32% of total assets from 0.85% of total assets at year-end 2008.

•

Non-interest income for the first quarter of 2009 of $296 thousand remained unchanged from the first quarter of 2008, as higher service charges in the first quarter of 2009 was offset by higher provision for losses on loans held for sale.

•

Non-interest expense for the first quarter of 2009 was up $328 thousand, or 13.13%, from the first quarter of 2008 primarily due to increases in compensation and benefits expense, professional services expense and other expense.

Net Interest Income

Net interest income before provision for loan losses of $4.1 million for the first quarter of 2009 was up $779 thousand, or 23.33%, from the first quarter a year ago. The increase was attributable to continued growth in our average interest-earning assets and improvement in our annualized net interest rate margin. Interest-earning assets averaged $404.9 million for the first quarter of 2009, up $48.4 million, or 13.57%, from the same period a year ago. Our annualized net interest rate margin improved 32 basis points to 4.07% for the first quarter of 2009 from 3.75% for the same period a year ago. Our annualized net interest rate spread improved 29 basis points to 3.90% for the first quarter of 2009 from 3.61% for the same period a year ago. The 29 basis point improvement in our annualized net interest rate spread was due to the cost of our average interest-bearing liabilities declining more rapidly than the annualized yield on our average interest-earning assets.

The annualized yield on our average interest-earning assets decreased 41 basis points to 6.51% for the first quarter of 2009 from 6.92% for the same period a year ago. The decrease was primarily the result of a lower annualized yield on our average loans which decreased 39 basis points to 6.83% for the first quarter of 2009 from 7.22% for the same period in 2008. The decrease in the annualized yield on our average loans was primarily due to lower market interest rates which resulted in lower rates on new loans and a reduction in interest income from variable rate loans. Also contributing to lower annualized yield on our average loans was the increase in non-accrual loans which resulted in higher net interest income reversal.

The annualized cost of our average interest-bearing liabilities decreased 70 basis points to 2.62% for the first quarter of 2009 from 3.32% for the same period a year ago. The annualized weighted average cost of deposits decreased 56 basis points to 2.32% for the first quarter of 2009 from 2.88% for the same period in 2008, primarily due to the repricing of maturing CDs that had interest rates above current market rates. The annualized weighted average cost of FHLB borrowings decreased 45 basis points to 3.62% for the first quarter of 2009 from 4.07% for the same period in 2008 primarily due to maturities of higher costing FHLB borrowings.

Provision and Allowance for Loan Losses

During the first quarter of 2009, the provision for loan losses amounted to $516 thousand, compared to $158 thousand for the same period a year ago. The increase in the provision for loan losses was due to our continued loan growth, as well as the increase in our classified and non-performing loans. At March 31, 2009, the allowance for loan losses was $4.1 million, or 1.11% of total gross loans receivable, excluding loans held for sale, compared to $3.6 million, or 1.06% of total gross loans receivable, excluding loans held for sale, at year-end 2008.

Management believes that the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio as of March 31, 2009, but there can be no assurance that actual losses will not exceed the estimated amounts. The Bank is experiencing increased delinquencies which may necessitate the provision of additional loan loss allocations. In addition, the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation periodically review the allowance for loan losses as an integral part of their examination process. These agencies may require an increase to the allowance for loan losses based on their judgments of the information available to them at the time of their examinations.

Non-Interest Income

Non-interest income of $296 thousand for the first quarter of 2009 remained unchanged from the first quarter a year ago, as the increase in service charges for loan related fees and retail banking fees was offset by the increase in provision for losses on loans held for sale. The growth in loan related fees primarily resulted from increased payment of late charges and higher servicing fee income as our investor loan portfolio grew. Retail banking fees grew with the increase in customer deposits.

Non-Interest Expense

Non-interest expense totaled $2.8 million for the first quarter of 2009, up $328 thousand, or 13.13%, from the first quarter a year ago. A large portion of the increase was in compensation and benefits, which increased by $179 thousand, or 12.37%, in the first quarter of 2009 compared to the same quarter in 2008. Approximately $137 thousand of the increase in compensation and benefits related to annual pay increases and addition of experienced management, including a Chief Operating Officer and a Vice President for Loan Originations who were both hired during the first quarter of 2009. Other significant increases in non-interest expense between first quarters include a $70 thousand increase in professional services expense, of which $62 thousand was due to higher legal expenses, and a $39 thousand increase in other expense, primarily due to an $85 thousand increase in FDIC insurance premium assessments which was partially offset by decreases in donations, sponsorships and promotions. Further increases in FDIC insurance premium assessments are expected as the FDIC replenishes the insurance fund for the increasing number of bank failures which has depleted the insurance fund.

Income Taxes

The Company’s effective income tax rate was 38.25% for the first quarter 2009 compared to 38.00% for first quarter 2008. Income taxes are computed by applying the statutory federal income tax rate of 34% and the California income tax rate of 10.84% to earnings before income taxes.

Assets, Loan Originations, Deposits and Borrowings

At March 31, 2009, assets totaled $438.7 million, up $30.8 million, or 7.54%, from year-end 2008. During the first quarter of 2009, net loans, including loans held for sale, increased $27.5 million, or 7.68%, and cash and cash equivalents increased $4.2 million, while securities available for sale and held to maturity decreased $1.3 million.

Loan originations for the three months ended March 31, 2009 totaled $39.4 million, up $1.6 million, or 4.23%, from $37.8 million for the same period a year ago. Loan repayments, including loan sales, amounted to $11.8 million for the three months ended March 31, 2009, down $2.0 million, or 14.49%, from $13.8 million for the same period a year ago.

Deposits totaled $323.8 million at March 31, 2009, up $33.9 million, or 11.70%, from year-end 2008. During the first quarter of 2009, our core deposits (NOW, demand, money market and passbook accounts) increased $29.8 million and our certificates of deposit increased $2.9 million. Additionally, brokered deposits grew $1.2 million during 2009. A significant portion of the increase in our core deposits was from our online NOW account. At March 31, 2009, core deposits represented 44.45% of total deposits compared to 39.38% at December 31, 2008, and brokered deposits represented 25.22% of total deposits compared to 27.75% at December 31, 2008.

Since the end of 2008, FHLB borrowings decreased $2.5 million, or 3.38%, to $71.5 million at March 31, 2009 from $74.0 million at December 31, 2008, as we repaid borrowings and were able to fund our loan growth with the increase in customer deposits during the first quarter of 2009.

Asset Quality

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, at March 31, 2009 were $5.8 million, or 1.32% of total assets, compared to $3.5 million, or 0.85% of total assets, at December 31, 2008. Non-accrual loans at March 31, 2009 consisted of $2.3 million of commercial real estate loans, $2.2 million of single-family residential real estate loans, $1.2 million of multi-family residential real estate loans and $0.1 million of unsecured consumer loans. This compares to $3.1 million of commercial real estate loans, $0.2 million of multi-family residential real estate loans and $0.2 million of commercial and unsecured consumer loans at December 31, 2008.

The Bank performed an impairment analysis for all non-accrual loans, and recorded specific loss allocations for impaired loans in accordance with Statement of Financial Accounting Standards (SFAS) No.114, Accounting by Creditors for Impairment of a Loan. The Bank increased specific loss allocations for impaired loans by $0.4 million during the quarter. The increase in the specific loss allocations is mainly related to two single-family residential loans totaling $2.0 million. The loans are non-performing and the recent appraisal of the underlying collaterals reflected a decrease in values, and the Bank accordingly allocated $0.4 million of specific loss allocations. Six loans held for sale totaling $6.7 million, with a specific valuation allowance of $365 thousand, were considered impaired as of March 31, 2009. This compares to two loans held for sale totaling $1.2 million, with a specific valuation allowance of $260 thousand, were considered impaired as of December 31, 2008. The Bank had no loans in foreclosure or REO (real estate owned) properties at March 31, 2009 and December 31, 2008.

Performance Ratios

The annualized return on average equity for first quarter 2009 was 8.01%, compared to 5.24% for fourth quarter 2008 and 10.89% for first quarter 2008. The decrease in our annualized return on average equity between first quarters was primarily due to the $9.0 million senior preferred stock TARP funds invested in the Company by the United States Department of Treasury in November 2008. The annualized return on average assets for first quarter 2009 was 0.63%, compared to 0.36% for fourth quarter 2008 and 0.66% for first quarter 2008. The efficiency ratio for first quarter 2009 was 64.02%, compared to 74.19% for fourth quarter 2008 and 68.72% for first quarter 2008. The improvement in our annualized return on average assets and efficiency ratio was primarily due to higher net earnings in the first quarter of 2009 as a result of higher net interest income, which exceeded increases in the provision for loan losses and non-interest expense.

At March 31, 2009, the Bank’s Total Risk-Based Capital ratio was 10.91% and Tangible Capital equaled 7.85%, and the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes, but fell short of management’s goal to keep the Total Risk-Based Capital ratio above 11%, as communicated to the Bank’s primary regulator.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Cash and cash equivalents	$11,650	$7,476
Securities available for sale, at fair value	4,186	4,222
Securities held to maturity	21,564	22,792
Loans receivable held for sale, net	23,307	24,576
Loans receivable, net of allowance of $4,075 and $3,559	362,040	333,273
Accrued interest receivable	2,471	2,295
Federal Home Loan Bank (FHLB) stock, at cost	4,136	4,098
Office properties and equipment, net	5,538	5,535
Bank owned life insurance	2,346	2,323
Other assets	1,471	1,344

Total assets	$438,709	$407,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$323,831	$289,917
Federal Home Loan Bank advances	71,500	74,000
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	73	509
Deferred income taxes	510	469
Other liabilities	3,584	4,350

Total liabilities	405,498	375,245

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 9,000 shares of Series D at March 31, 2009 and December 31, 2008; liquidation preference of $9,000 at March 31, 2009 and December 31, 2008	8,963	8,963
Preferred stock discount	(671)	(702)
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at March 31, 2009 and December 31, 2008; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at March 31, 2009 and December 31, 2008	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at March 31, 2009 and December 31, 2008; outstanding 1,742,765 shares at March 31, 2009 and December 31, 2008	20	20
Common stock warrant	723	723
Additional paid-in capital	12,255	12,240
Accumulated other comprehensive income, net of taxes of $63 and $22 at March 31, 2009 and December 31, 2008	95	32
Retained earnings-substantially restricted	15,291	14,878
Treasury stock-at cost, 271,177 shares at March 31, 2009 and December 31, 2008	(3,467)	(3,467)

Total stockholders’ equity	33,211	32,689

Total liabilities and stockholders’ equity	$438,709	$407,934

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31,
	2009	2008
Interest and fees on loans receivable	$6,254	$5,684
Interest on mortgage-backed securities	294	369
Interest on investment securities	13	16
Other interest income	34	100

Total interest income	6,595	6,169

Interest on deposits	1,725	1,667
Interest on borrowings	752	1,163

Total interest expense	2,477	2,830

Net interest income before provision for loan losses	4,118	3,339
Provision for loan losses	516	158

Net interest income after provision for loan losses	3,602	3,181

Non-interest income:
Service charges	347	249
Net gains on mortgage banking activities	17	14
Provision for losses on loans held for sale	(105)	—
Other	37	33

Total non-interest income	296	296

Non-interest expense:
Compensation and benefits	1,626	1,447
Occupancy expense, net	345	333
Information services	198	172
Professional services	173	103
Office services and supplies	144	142
Other	340	301

Total non-interest expense	2,826	2,498

Earnings before income taxes	1,072	979
Income taxes	410	372

Net earnings	$662	$607

Other comprehensive income, net of tax:
Unrealized gain on securities available for sale	$104	$39
Income tax effect	(41)	(16)

Other comprehensive income, net of tax	63	23

Comprehensive earnings	$725	$630

Net earnings	$662	$607
Dividends and discount accretion on preferred stock	(163)	(20)

Earnings available to common shareholders	$499	$587

Earnings per common share-basic	$0.29	$0.33
Earnings per common share-diluted	$0.29	$0.32
Dividends declared per share-common stock	$0.05	$0.05
Basic weighted average shares outstanding	1,742,765	1,760,054
Diluted weighted average shares outstanding	1,744,747	1,810,966

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of March 31,
	2009		2008
Regulatory Capital Ratios:
Core Capital	7.85%		7.03%
Tangible Capital	7.85%		7.03%
Tier 1 Risk-Based Ratio	10.01%		9.46%
Total Risk-Based Capital	10.91%		10.23%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	1.20%		0.20%
Non-performing assets as a percentage of total assets	1.32%		0.17%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	1.11%		0.69%
Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	92.80%		341.86%
Allowance for losses as a percentage of non-performing assets	76.78%		341.86%
Non-performing assets:
Non-accrual loans
Loans receivable, net	$4,391		$645
Loans receivable held for sale	1,392		—

Total non-accrual loans	5,783		645
Loans delinquent 90 days or more and still accruing	—		—
Real estate acquired through foreclosure	—		—

Total non-performing assets	$5,783		$645

	Three Months ended March 31,
	2009		2008
Performance Ratios:
Return on average assets	0.63	%(A)	0.66	%(A)
Return on average equity	8.01	%(A)	10.89	%(A)
Average equity to average assets	7.93%		6.06%
Non-interest expense to average assets	2.71	%(A)	2.72	%(A)
Efficiency ratio (1)	64.02%		68.72%
Net interest rate spread (2)	3.90	%(A)	3.61	%(A)
Net interest rate margin (3)	4.07	%(A)	3.75	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended March 31,
	2009	2008
Total assets	$438,709	$380,997
Total gross loans, excluding loans held for sale	$366,115	$317,292
Total equity	$33,211	$22,550
Average assets	$417,136	$367,941
Average loans	$366,392	$315,016
Average equity	$33,075	$22,293
Average interest-earning assets	$404,933	$356,555
Average interest-bearing liabilities	$378,723	$341,412
Net income	$662	$607
Total income	$4,414	$3,635
Non-interest expense	$2,826	$2,498
Efficiency ratio	64.02%	68.72%
Non-accrual loans	$5,783	$645
REO, net	$—	$—
ALLL	$4,075	$2,205
Allowance for loss on loans held for sale	$365	$—
REO-Allowance	$—	$—
Interest income	$6,595	$6,169
Interest expense	$2,477	$2,830
Net interest income	$4,118	$3,339